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                                                                      EXHIBIT 12

                              NCL CORPORATION LTD.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                                                                             Six
                                                                                FISCAL YEAR ENDED                       months ended
                                                                                  DECEMBER 31,                           June 30,
                                              ---------------------------------------------------------------------     ------------
                                                                                                             Pro
                                                                                                          Forma (1)
                                                2000         2001        2002       2003        2004         2004           2005
                                              ---------   ---------   ---------   ---------   ---------   ---------     ------------

(Dollars in thousands)


Net (loss) income                             $ (67,826)  $ (61,784)  $  35,242   $ (13,513)  $  (8,708)  $ (19,263)    $  11,367

Fixed charges:

  Interest expense                              133,880      52,707      53,396      50,849      48,886      61,835        34,048
  Interest capitalized                            6,400      19,400       5,600       4,300      17,418      17,418        19,636
  Interest included in rent expense (33%)         1,386       1,650       1,683       1,947       9,421      12,503         6,003
                                              ---------   ---------   ---------   ---------   ---------   ---------     ---------

Total fixed charges                             141,666      73,757      60,679      57,096      75,725      91,756        59,687
                                              ---------   ---------   ---------   ---------   ---------   ---------     ---------

Fixed charges not affecting
  earnings
  Interest capitalized                           (6,400)    (19,400)     (5,600)      (4,300)    (17,418)    (17,418)     (19,636)

Earnings (loss) before fixed charges          $  67,440   $  (7,427)  $  90,321   $  39,283   $  49,599   $  55,075      $ 51,418

Ratio of earnings to fixed charges                   --          --        1.49          --          --          --            --

Deficiency of earnings available
  to cover fixed charges                      $  74,226   $  81,184          --   $  17,813   $  26,126   $  36,681      $  8,269

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(1)    Pro forma amounts give effect to the transaction included in the unaudited condensed consolidated financial statement included elsewhere in this Registration Statement.

Note: The ratio of earnings to fixed charges should be read in conjunction with the Consolidated Financial Statements and Management's Discussion and
       Analysis of Financial Condition and Results of Operations included elsewhere in this Registration Statement